UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (date of earliest event reported): September 7, 2022 (September 6, 2022)

TRANSOCEAN LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	001-38373	98-0599916
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Turmstrasse 30
Steinhausen, Switzerland	CH-6312

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (41) 749-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol	Name of each exchange on which registered:
Shares, CHF 0.10 par value	RIG	New York Stock Exchange
0.50% Exchangeable Senior Bonds due 2023	RIG/23	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01Regulation FD Disclosure

On September 6, 2022, Transocean Ltd. (the “Company”) announced the award of two contracts which, in aggregate, contribute approximately $181 million to the Company’s backlog.

The Deepwater Asgard was awarded a one-well contract with Murphy Oil Corporation at $395,000 per day. The contract is expected to commence late this fall after the rig completes its current contract and a planned out-of-service period. The contract also includes an option for a second well at the same dayrate. The backlog for the firm contract is approximately $20 million.

The rig also received a second award. The one-year contract with another operator at $440,000 per day (plus up to $40,000 per day for additional products and services) is expected to commence in the first half of 2023. This contract also includes three, one-year option periods at mutually agreed dayrates. The firm backlog associated with the contract is estimated to be approximately $161 million, excluding any revenue associated with the additional products and services.

A copy of the press release announcing the contract awards referred to above is attached hereto and incorporated herein by reference as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
99.1	Transocean Ltd. Announces $181 Million in Contracts for Ultra-Deepwater Drillship Deepwater Asgard
101	Interactive data files pursuant to Rule 405 of Regulation S-T formatted in Inline Extensible Business Reporting Language
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: September 7, 2022	By:	/s/ Daniel Ro-Trock
Daniel Ro-Trock
Authorized Person